TransMontaigne Partners L.P. Announces Financial Results

For The Quarter Ended June 30, 2016

August 9, 2016	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced second quarter 2016 financial and operating results.

The Partnership reported net earnings of $10.3 million, Consolidated EBITDA of $23.1 million and distributable cash flow of $18.1 million for the second quarter of 2016, compared to net earnings of $12.2 million, Consolidated EBITDA of $21.6 million and distributable cash flow of $16.7 million for the second quarter of 2015.  We previously announced a quarterly cash distribution of $0.69 per unit for the three months ended June 30, 2016, an increase of $0.01 over the prior quarter.  Distribution coverage for the second quarter of 2016 was 1.34x compared to 1.32x in the second quarter of 2015.

“We are pleased to report that for the first six months of 2016 we generated record levels of revenue, EBITDA, and distributable cash flow.  We are also pleased to have been able to raise our distribution for the third quarter in a row,” said Fred Boutin, CEO of TransMontaigne Partners. “In addition to the stability of our cash flows, we have an extremely flexible balance sheet, with a leverage ratio below 2.9x and quarterly distribution coverage greater than 1.34x.  This combination provides optionality and positions us to continue executing our growth program, including the $75 million expansion of our Collins storage terminal.  Our attractive base of opportunities, coupled with enhanced support from our new general partner, an affiliate of ArcLight Capital, positions us to continue on this path of growth.”

Financial Results

An overview of the financial performance for the quarter ended June 30, 2016 compared to the quarter ended June 30, 2015, includes:

•

Operating income for the quarter ended June 30, 2016 was $12.9 million compared to $14.3 million for the quarter ended June 30, 2015.  Changes in the primary components of operating income are as follows.

o

Revenue increased approximately $4.1 million to $41.1 million due to increases in revenue at the Gulf Coast, River and Southeast terminals of approximately $1.4 million, $2.0 million and $0.8 million, respectively, offset by a decrease in revenue at the Brownsville terminals of approximately $0.1 million.  Revenue for the Midwest terminals was consistent.

o

Direct operating costs and expenses increased approximately $1.8 million to $17.7 million due to increases in the Gulf Coast, Midwest, Brownsville and River terminals of approximately $1.0 million, $0.1 million, $0.4 million and $0.4 million, respectively, offset by a decrease at the Southeast terminals of approximately $0.1 million.

o

Reimbursement of bonus awards expense decreased approximately $0.3 million to $0.3 million.  This line item includes expenses associated with the vesting of equity awards in our common units to certain key officers and employees.

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o	Depreciation and amortization increased approximately $0.6 million to $8.1 million.
o	Earnings from investments in unconsolidated affiliates decreased $3.4 million to $2.1 million due to a prior year one-time gain at BOSTCO resulting from a customer contract termination settlement.
•

Quarterly net earnings were $10.3 million compared to $12.2 million for the quarter ended June 30, 2015, principally due to the changes in quarterly operating income discussed above and an increase in interest expense of approximately $0.4 million.  The increase in interest expense is primarily attributable to unrealized losses in the fair value of our interest rate swap agreements.  As of June 30, 2016, the notional amount of our interest rate swaps was equal to approximately 47% of our variable rate debt.

•	Quarterly net earnings per limited partner unit was $0.50 per unit for the quarter ended June 30, 2016 compared to $0.64 per unit for the quarter ended June 30, 2015.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a minimum amount of revenue.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which also results in a minimum amount of revenue.  We refer to these minimum amounts of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Firm Commitments:
Terminaling services fees:
External customers	$28,507	$18,109	$54,437	$35,090
Affiliates	—	7,600	2,423	17,176
Total firm commitments	28,507	25,709	56,860	52,266
Variable:
Terminaling services fees:
External customers	2,577	1,133	5,066	2,497
Affiliates	—	806	260	1,495
Total variable	2,577	1,939	5,326	3,992
Total terminaling services fees	31,084	27,648	62,186	56,258
Pipeline transportation fees	1,893	1,736	3,334	3,332
Management fees and reimbursed costs	2,003	1,822	4,220	3,754
Other	6,156	5,828	12,022	11,587
Total revenue	$41,136	$37,034	$81,762	$74,931

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The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the six months ended June 30, 2016 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$7,364	13%
1 year or more, but less than 3 years remaining	14,899	26%
3 years or more, but less than 5 years remaining	19,273	34%
5 years or more remaining	15,324	27%
Total firm commitments for the six months ended June 30, 2016	$56,860

Our investments in unconsolidated affiliates include a 42.5% interest in BOSTCO and a 50% interest in Frontera. BOSTCO is terminal facility located on the Houston Ship Channel that encompasses approximately 7.1 million barrels of distillate, residual and other black oil product storage.  Frontera is a terminal facility located in Brownsville, Texas that encompasses approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities.

The following table summarizes our investments in unconsolidated affiliates:

			Carrying value
	Percentage of ownership		(in thousands)
	June 30,	December 31,	June 30,	December 31,
	2016	2015	2016	2015
BOSTCO	42.5%	42.5%	$221,307	$223,214
Frontera	50.0%	50.0%	23,392	23,486
Total investments in unconsolidated affiliates			$244,699	$246,700

Earnings from investments in unconsolidated affiliates were as follows (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
BOSTCO	$1,517	$4,793	$2,909	$6,574
Frontera	613	724	1,071	999
Total earnings from investments in unconsolidated affiliates	$2,130	$5,517	$3,980	$7,573

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
BOSTCO	$3,307	$3,674	$6,941	$6,808
Frontera	764	636	1,265	1,144
Total cash distributions received from unconsolidated affiliates	$4,071	$4,310	$8,206	$7,952

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www.transmontaignepartners.com

Recent Developments

Third consecutive increase in the quarterly distribution.  On July 18, 2016, we announced a quarterly distribution of $0.69 per unit for the three months ended June 30, 2016.  This $0.01 increase over the previous quarter reflects the third consecutive increase in our distribution and represents growth of 1.5% sequentially and 3.8% over the prior year.  The distribution was paid on August 8, 2016 to unitholders of record on July 29, 2016.

Expansion of the Collins/Purvis bulk storage terminal.  As previously announced, we have entered into long-term terminaling services agreements with various parties for approximately 2.0 million barrels of new product storage capacity at our Collins/Purvis, Mississippi bulk storage terminal.  The revenue associated with these agreements will come on-line upon completion of the construction of the new tank capacity, which we expect to occur during the fourth quarter of 2016 through the second quarter of 2017.  The anticipated cost of the new storage capacity is approximately $75 million, with expected annual cash returns in the high-teens.  We began construction on the project in the first quarter of 2016 and have spent approximately $16.6 million as of June 30, 2016.  Our Collins/Purvis terminal is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems.  Our facility has current active storage capacity of approximately 3.4 million barrels, which does not include the approximately 2.0 million barrels that is currently under construction.  We have also begun the process of permitting an additional 5.0 million barrels of new capacity and are in discussions with several potential customers regarding this future capacity.

Commercial re-contracting activity.  Effective July 1, 2016, we re-contracted for an additional five years a significant portion of our River terminals’ capacity to an existing third-party customer.  The new agreement is for similar capacity, contains higher rates and is anticipated to generate additional minimum throughput revenue in excess of $1.6 million annually.

During June and July 2016, we contracted approximately 500,000 barrels of available capacity at our Port Manatee, Florida terminal to various third-party customers for terms that range between eight months to two years.  The majority of this capacity had been uncontracted since May 2014, with the remaining capacity uncontracted since October 2015.  With the addition of these new agreements, approximately 100% of our Gulf Coast terminals are now under contract with third-party customers.

Liquidity and Capital Resources

TransMontaigne Partners L.P. released the following statements regarding its current liquidity and capital resources:

•

At June 30, 2016, our outstanding borrowings on our revolving credit facility were $268 million.  For the trailing twelve months, our Consolidated EBITDA was $93.9 million.  The ratio of our debt to Consolidated EBITDA was 2.85x.

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Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

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•

Our revolving credit facility provides for a maximum borrowing line of credit equal to $400 million.  The credit facility allows us to make up to $125 million in additional future joint venture investments.  The terms of the revolving credit facility also permit us to issue senior unsecured notes.  Further, at our request, the maximum borrowing line of credit can be increased by an additional $100 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders.  The revolving credit facility expires on July 31, 2018.

•

Management and the board of directors of our general partner have approved additional investments and expansion projects at our terminals that currently are, or will be, under construction with estimated completion dates that extend through the second quarter of 2017.  At June 30, 2016, the remaining expenditures to complete the approved projects are estimated to be approximately $60 million, which primarily includes the construction costs associated with the tank expansion at our Collins/Purvis terminal, as further discussed above.  We expect to fund our investment and expansion expenditures with additional borrowings under our revolving credit facility.

•

Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities.  We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our revolving credit facility.  After initially funding these expenditures with borrowings under our revolving credit facility, we may raise funds through additional equity offerings and debt financings.  The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our revolving credit facility.

Attachment A contains additional selected financial information and results of operations.  Attachment B contains a reconciliation of net earnings to the computation of our distributable cash flow and Consolidated EBITDA.

Conference Call

On Tuesday, August 9, 2016, the Partnership will hold a conference call for analysts and investors at 12:00 p.m. Eastern Time to discuss our second quarter 2016 results.  Hosting the call will be Fred Boutin, Chief Executive Officer, Rob Fuller, Chief Financial Officer and Gregory Pound, Chief Operating Officer.  The call can be accessed live over the telephone by dialing (800) 289-0726, or for international callers, (913) 981-5572.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517.  The passcode for the replay is 1674359.  The replay will be available until August 16, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the

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www.transmontaignepartners.com

webcast will also be available for approximately seven days following the call.

Contact:

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

Gregory J. Pound, Chief Operating Officer

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Attachment A

Selected Financial Information and Results of Operations

The following selected financial information is extracted from our Quarterly Report on Form 10-Q for the three months ended June 30, 2016, which was filed on August 9, 2016 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Income Statement Data
Revenue	$41,136	$37,034	$81,762	$74,931
Direct operating costs and expenses	(17,703)	(15,872)	(33,609)	(30,826)
Direct general and administrative expenses	(604)	(672)	(2,161)	(1,693)
Earnings from unconsolidated affiliates	2,130	5,517	3,980	7,573
Operating income	12,883	14,256	24,590	26,635
Net earnings	10,310	12,188	19,020	22,310
Net earnings allocable to limited partners	8,068	10,295	14,722	18,567
Net earnings per limited partner unit—basic	$0.50	$0.64	$0.91	$1.15

	June 30,	December 31,
	2016	2015
Balance Sheet Data
Property, plant and equipment, net	$399,676	$388,423
Investments in unconsolidated affiliates	244,699	246,700
Goodwill	8,485	8,485
Total assets	665,704	656,687
Long-term debt	268,000	248,000
Partners’ equity	373,996	383,971

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www.transmontaignepartners.com

Selected results of operations data for each of the quarters in the years ended December 31, 2016 and 2015 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Revenue	$40,626	$41,136	$—	$—	$81,762
Direct operating costs and expenses	(15,906)	(17,703)	—	—	(33,609)
Direct general and administrative expenses	(1,557)	(604)	—	—	(2,161)
Allocated general and administrative expenses	(2,841)	(2,842)	—	—	(5,683)
Allocated insurance expense	(895)	(912)	—	—	(1,807)
Reimbursement of bonus awards expense	(1,635)	(258)	—	—	(1,893)
Depreciation and amortization	(7,935)	(8,064)	—	—	(15,999)
Earnings from unconsolidated affiliates	1,850	2,130	—	—	3,980
Operating income	11,707	12,883	—	—	24,590
Other expenses	(2,997)	(2,573)	—	—	(5,570)
Net earnings	$8,710	$10,310	$—	$—	$19,020

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Revenue	$37,897	$37,034	$37,269	$40,310	$152,510
Direct operating costs and expenses	(14,954)	(15,872)	(16,655)	(16,552)	(64,033)
Direct general and administrative expenses	(1,021)	(672)	(1,117)	(763)	(3,573)
Allocated general and administrative expenses	(2,803)	(2,802)	(2,835)	(2,844)	(11,284)
Allocated insurance expense	(934)	(934)	(944)	(944)	(3,756)
Reimbursement of bonus awards expense	(525)	(539)	(121)	(118)	(1,303)
Depreciation and amortization	(7,337)	(7,476)	(7,711)	(8,126)	(30,650)
Earnings from unconsolidated affiliates	2,056	5,517	2,191	2,184	11,948
Operating income	12,379	14,256	10,077	13,147	49,859
Other expenses	(2,257)	(2,068)	(2,365)	(1,480)	(8,170)
Net earnings	$10,122	$12,188	$7,712	$11,667	$41,689

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Attachment B

Distributable Cash Flow

The following summarizes our distributable cash flow for the period indicated (in thousands):

	April 1, 2016	January 1, 2016
	through	through
	June 30, 2016	June 30, 2016
Net earnings	$10,310	$19,020
Depreciation and amortization	8,064	15,999
Earnings from unconsolidated affiliates	(2,130)	(3,980)
Distributions from unconsolidated affiliates	4,071	8,206
Equity-based compensation	258	2,413
Interest expense	2,368	5,160
Amortization of deferred financing costs	205	410
“Consolidated EBITDA” [1]	23,146	47,228
Interest expense	(2,368)	(5,160)
Unrealized loss on derivative instrument	341	1,135
Amortization of deferred financing costs	(205)	(410)
Amounts due under long-term terminaling services agreements, net	(25)	(72)
Project amortization of deferred revenue under GAAP	(122)	(320)
Project amortization of deferred revenue for DCF	464	915
Capitalized maintenance	(3,167)	(6,120)
“Distributable cash flow”, or DCF, generated during the period [1]	$18,064	$37,196

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$13,437	$26,551
Distribution coverage ratio [1]	1.34x	1.40x

1   Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2016, which was filed with the Securities and Exchange Commission on August 9, 2016.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement.  We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

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About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels.  Heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward‑Looking Statements

This press release includes statements that may constitute forward‑looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward‑looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Key risk factors associated with the Collins/Purvis terminal expansion include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the company’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; and (v) the failure of our customers or vendors to satisfy or continue contractual obligations.  Additional important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 10, 2016.

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1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com